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                                                                    Exhibit 99.1

                             [COMMUNITY SHORES LOGO]

FOR FURTHER INFORMATION:

AT COMMUNITY SHORES BANK CORPORATION:
            Jose A. Infante                  Tracey Welsh
            Chairman, President and CEO      Senior Vice President and CFO
            1-231-780-1800                   1-231-780-1847
            jinfante@communityshores.com     twelsh@communityshores.com

MEDIA CONTACT:
            Linda Margolin
            Margolin & Associates, Inc.
            1-216-932-1755
            lmm@margolinir.com

            Community Shores Bank Corporation Reduces Q4 2005 Results

MUSKEGON, Mich. - March 23, 2006 -- Community Shores Bank Corporation (Nasdaq:
CSHB) reported today that it reduced its previously-announced fourth quarter 2005 earnings by $118,800. Revised earnings for fiscal 2005 are $118,713 or $0.08 per diluted share for the fourth quarter, and $1,212,681 or $0.82 per diluted share for the full-year.

The adjustment responds to the continued deterioration of a previously-identified commercial loan relationship. At year-end 2005, the appropriate allocations were made in the allowance for loan losses based on the known facts. During the first two months of 2006, as management further evaluated collateral and collection options, a determination was made that the losses relative to this relationship were likely to be larger than what was anticipated at year-end. Accordingly, management increased the fourth quarter provision for loan losses by an additional $180,000 which reduced after-tax earnings by $118,800.

Jose Infante, Chairman, President and CEO of Community Shores Bank Corporation, stated, "Despite the impact of the increased provision, net income for the full year was 51% ahead of 2004, and our fundamentals remain strong. Apart from this one credit relationship, our loan portfolio continues to perform well."


ABOUT THE COMPANY
Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from three branch offices. Community Shores Bank opened for business in January, 1999, and has grown to $222 million in assets.

FORWARD LOOKING STATEMENTS
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.